Exhibit 5.1

[ORACLE LETTERHEAD]

June 22, 2016

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about June 22, 2016, in connection with the registration under the Securities Act of 1933, as amended, of 1,956,988 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which (i) 25,986 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Share Purchase Agreement, dated as of April 14, 2016 (the “Crosswise Merger Agreement”), by and among the Company and OC Acquisition Israel Ltd., a subsidiary of the Company, Crosswise Ltd. (“Crosswise”) and certain other parties thereto; (ii) 631,272 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2016 (the “Textura Merger Agreement”), by and among the Company, OC Acquisition LLC and Tulip Acquisition Corporation, each a subsidiary of the Company, and Textura Corporation (“Textura”); and (iii) 1,299,730 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2016 (together with the Crosswise Merger Agreement and the Textura Merger Agreement, the “Merger Agreements”), by and among the Company, OC Acquisition LLC and Olympus II Acquisition Corporation, each a subsidiary of the Company, and Opower, Inc. (“Opower”).

Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of Crosswise under the Crosswise Ltd. Global Share Incentive Plan (2014), as amended (the “Crosswise Plan”), outstanding equity awards of Textura under the Textura Corporation Long-Term Incentive Plan and the Textura Corporation Stock Incentive Plan, as amended and restated (together, the “Textura Plans”), and outstanding equity awards of Opower under the Opower, Inc. Amended and Restated 2007 Stock Plan and the Opower, Inc. 2014 Stock Incentive Plan (each, together with the Crosswise Plan and Textura Plans, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary